Exhibit 10.4

NOTE MODIFICATION AGREEMENT

This Note Modification Agreement (the “Agreement”) is dated as of December 9, 2008 and is made by and between BRAD FOOTE GEAR WORKS, INC., f/k/a BFG Acquisition Corp., an Illinois corporation (“Borrower”) and BANK OF AMERICA, N.A., a national banking association, as successor by merger to LaSalle Bank National Association f/k/a LaSalle National Bank f/k/a LaSalle Bank NI (the “Bank”).

R E C I T A L S

A.                                   Borrower has previously delivered to the Bank its Amended and Restated Equipment Line Note dated November 10, 2006 in the principal amount of $11,000,000.00 (the “Note”), evidencing a non-revolving line of credit loan with term conversion feature extended by the Bank to the Borrower; and

B.                                     The Note previously converted to a Term Note in accordance with its terms and is currently bearing interest at a variable rate equal to the Variable Interest Rate (as defined in the Note); and

C.                                     The Borrower and Bank have agreed to modify the interest rate charged on the Note;

NOW, THEREFORE, in consideration of the foregoing, and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Effective December 9, 2008 and for the balance of the term of this Note, the interest rate charged on this Note shall be Adjusted LIBOR (as hereinafter defined).  To effect such change, the Note is hereby amended to add the following additional provisions thereto:

“The term “LIBOR Loan” as used herein shall mean the outstanding principal balance of this Note at the beginning of each Interest Period (as hereinafter defined) or any other applicable time.  “Adjusted LIBOR” means a rate of interest equal to two and one-half percent (2.5%) per annum in excess of the per annum rate of interest at which U.S. dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant “Interest Period” (as hereinafter defined) are offered generally to the Bank in the London Interbank Eurodollar market at 11.00 a.m. (London time) two Banking Days prior to the commencement of each Interest Period, as displayed in the Bloomberg Financial Markets system, or other authoritative source selected by the Bank in its sole discretion, divided by a number determined by subtracting from 1.00 the maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, such rate to remain fixed for such Interest Period.  “Interest Period” shall mean successive 30 day periods commencing on December 9, 2008; provided that: (i) each such 30 day period occurring after such initial period shall commence on the day on which the next preceding period expires; (ii) the final Interest Period shall be such that its expiration occurs on or before the Maturity Date; (iii) any Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month; (iv) if the final Interest Period before the Maturity Date is less then 30 days, this Note shall continue to bear interest at Adjusted LIBOR for such final Interest Period; and (v)  each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day, or, if such next succeeding Banking Day falls in the next succeeding calendar month, on the next preceding Banking Day.  Interest on each LIBOR Loan shall be payable on the last Banking Day of each Interest Period, at maturity, after maturity on demand, and on the date of any payment hereon on the amount paid.  The Borrower hereby further promises to pay to the order of the Bank, on demand, interest on the unpaid principal amount of each LIBOR Loan after maturity (whether by acceleration or otherwise) at the Default Rate (as defined in this Note).  As used herein, “Banking Day(s)” shall mean each and all days other than a Saturday, Sunday or a legal holiday on which national banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

The Bank’s determination of Adjusted LIBOR as provided above shall be conclusive, absent manifest error.  Furthermore, if the Bank determines, in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that: (a) U.S. dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (b) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify the Borrower and such LIBOR Loan shall automatically convert on the last day of its then-current Interest Period to a loan bearing interest at the Prime Rate plus two and one-half percent (2.5%) per annum.

If, after the date hereof, the introduction of, or any change in, any applicable law, treaty, rule, regulation, or guideline, or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office (a “Regulatory Change”) shall, in the opinion of counsel to the Bank, make it unlawful or impossible for the Bank to make or maintain any LIBOR Loan evidenced hereby, then the Bank shall promptly notify the Borrower and such LIBOR Loan shall automatically convert on the last day of its then-current Interest Period (or earlier if required by such Regulatory Change) to a loan bearing interest at the Prime Rate plus two and one-half percent (2.5%) per annum.

If, for any reason, any LIBOR Loan is paid prior to the last Banking Day of its then-current Interest Period, the Borrower agrees to indemnify the Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Bank as a result of such prepayment.

If any Regulatory Change (whether or not having the force of law) shall (a)  impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change in the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such

LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

The outstanding principal balance of this Note, the applicable interest rate for each Interest Period, each applicable Interest Period, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank the outstanding principal balance of this Note, all accrued and unpaid interest thereon, and all other amounts payable by Borrower to Bank under or pursuant to this Note.”

2.                                       In the event of any conflict between the terms of this Agreement and the Note, the terms of this Agreement shall govern.

3.                                       Borrower acknowledges and irrevocably agrees that the payment and performance of the Note, as modified hereby, shall continue to be secured by Collateral Documents (as such term is defined in the Loan and Security Agreement dated January 17, 1997 between the Borrower and the Bank, as amended from time to time).

4.                                       Except as expressly modified by this Agreement, all terms and provisions of the Note shall stand and remain in full force and effect.

(The signature page follows.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

BORROWER:

BRAD FOOTE GEAR WORKS, INC.

By:	/s/ Ralph Placzek
Ralph Placzek
Title:	Vice President of Finance

BANK:

BANK OF AMERICA, N.A.

By:	/s/ Katherine Novey
Katherine Novey
Title:	Senior Vice President